Exhibit 99.1

The Crypto Company Expands Leadership Team with Experienced Financial and Blockchain Professionals

Malibu, California – March 13, 2025 – The Crypto Company (OTC: CRCW) (the “Company” or “TCC”) is pleased to announce the addition of David Natan as Consulting Chief Financial Officer (CFO) and Dr. Lene Martin as an Advisor of the Company. These appointments aim to foster TCC’s focus on financial oversight, governance, and blockchain innovation as the Company continues to expand in the digital asset space.

David Natan – Consulting CFO

Natan brings decades of experience in financial management, public company operations, and corporate governance. As President and CEO of Natan & Associates, LLC, he has provided CFO consulting services since 2007. He previously served as CFO of PharmaNet Development Group as well as CFO of Global Technovations. In addition, he has held roles at Deloitte & Touche LLP and currently serves as Board Member and Audit Committee Chair for Sunshine Biopharma.

Dr. Lene Martin – Advisor

Dr. Martin is a leader in blockchain education and policy development. She served as Senior Manager of Crypto University for Coinbase and is both the Founder and Director of Blockchain at Pepperdine University, where she is an adjunct professor and leads blockchain research, strategy, and regulatory initiatives. Dr. Martin also serves on several boards, advising on blockchain adoption and governance.

Strategic Growth & Industry Leadership

“David and Lene bring invaluable experience in finance and blockchain strategy,” said Ron Levy, CEO of The Crypto Company. “Their insights will help TCC strengthen its financial governance and expand in the digital asset space.”

“I look forward to supporting TCC’s financial strategy and governance initiatives,” said David Natan.

“Blockchain and crypto adoption relies on education, strategy, and responsible implementation. I’m excited to contribute to TCC’s role in advancing the crypto and blockchain industry,” said Dr. Lene Martin.

These appointments reflect TCC’s commitment to strengthening its leadership team with experienced professionals in finance and blockchain innovation.